Exhibit 99.1

Crown Electrokinetics Announces 1-for-60 Reverse Stock Split

LOS ANGELES, CA / ACCESSWIRE / August 14, 2023 / Crown Electrokinetics Corp. (NASDAQ:CRKN) (“Crown” or the “Company”), a leading smart glass technology company and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks, announces that it expects to implement a 1-for-60 reverse stock split on its common stock effective 11:59 p.m. Eastern Time on Monday, August 14, 2023, with trading to begin on a split-adjusted basis at the market open on August 15, 2023. Trading in the common stock will continue on the Nasdaq Capital Market under the symbol “CRKN”. The new CUSIP number for the common stock following the reverse stock split is 228339305.

The reverse stock split at a ratio of 1-for-60 shares was approved by the Company’s Board of Directors through unanimous written consent on August 11, 2023 and the Company’s stockholders at the Annual Meeting which was held on August 11, 2023.

Upon the effectiveness of the reverse stock split, every 60 shares of the Company’s issued and outstanding common stock will automatically be converted into one share of issued and outstanding common stock. No fractional shares will be issued as a result of the reverse stock split. Instead, any fractional shares that would have resulted from the split will be rounded up to the next whole number. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s outstanding common stock, except for adjustments that may result from the treatment of fractional shares.

About Crown Electrokinetics

Crown is a smart glass technology company and the creator of our Smart Window Insert and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks. For more info, please visit: www.crownek.com

Safe Harbor Statement

Statements in this news release may be “forward-looking statements”. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Crown Electrokinetic Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Crown Electrokinetics Contact:

IR Email: info@crownek.com

SOURCE: Crown Electrokinetics